Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal year 2020 results

LOS ANGELES (February 3, 2020) — AECOM (NYSE:ACM), the world’s premier infrastructure firm, today reported first quarter fiscal year 2020 results.

(from Continuing Operations $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,236	--	(4%)	--
Net Service Revenue (NSR)[2]	--	$1,540	--	1%[3]
Operating Income	$87	$144	183%	31%
Net Income	$31	$75	(4%)	30%
Segment Operating Margin[4] (NSR)	--	11.7%	--	+230 bps
EBITDA	--	$173	--	27%
EPS (Fully Diluted)	$0.19	$0.46	(5%)	30%
Backlog	36,518	--	2%[5]	--

First Quarter Accomplishments and Financial Outlook:

•	On January 31st, AECOM completed the sale of its Management Services (MS) business at a premium valuation.
•	Revenue was $3.2 billion, and net service revenue[2] increased by 1% on an organic basis[3], reflecting growth in the Americas segment and stable performance in the International segment.
•	Net income was $31 million and diluted earnings per share was $0.19; on an adjusted[1] basis, diluted earnings per share was $0.46.
•	Adjusted EBITDA[1] increased by 27% over the prior year to $173 million, reflecting the benefits of the Company’s strategic actions that focused on increasing profitability and margins and capitalizing on a near-record level of backlog.
•	The segment adjusted operating margin[1,4] on NSR[2] was 11.7%, which was a 230 basis point improvement over the prior year and was consistent with the Company’s full year margin guidance.
•	Underlying free cash flow[6] in the quarter was consistent with expectations after adjusting for timing-related impacts in MS; nearly all of these delayed collections were recovered prior to the closing of the MS sale in January.
•	AECOM reiterated its fiscal 2020 financial guidance, including its expectation for adjusted EBITDA[1] between $720 million and $760 million and for free cash flow[6] between $100 million and $300 million.
•	The Company expects to utilize the proceeds from the MS sale to reduce debt in the second quarter, including the immediate repayment of substantially all of its pre-payable debt, and to repurchase stock while maintaining its long-term net leverage[7] target of 2.0-2.5x.

“The strategic actions we have taken and continue to take to simplify our operating structure and transform into a higher-returning and lower-risk Professional Services business have delivered a substantial increase in shareholder value,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “I am proud of the many successes we have achieved as an organization over the last several years and AECOM is better positioned than ever to continue this momentum into the future.”

“We delivered exceptional first quarter results highlighted by adjusted EBITDA that exceeded our expectations, which provides us with tremendous confidence in achieving our financial and strategic priorities this year and beyond,” said W. Troy Rudd, AECOM’s chief financial officer. “Our cash flow was mostly consistent with our expectations, adjusted for timing-related impacts in the Management Services business that were mostly recovered in January. As a result, we reiterated our full year free cash flow guidance, which reflects the highly-cash generative nature of the business. As our strong margin improvements over the past five quarters indicate, we are delivering the benefits of our restructuring actions to the bottom line and are confident in achieving our full year and long-term financial targets.”

1

Wins and Backlog

Wins were $3.3 billion and resulted in a book-to-burn ratio8 of 1.0, including solid performance across the business. Total backlog increased by 2%5 over the prior year to $36.5 billion, which remains at a near-record level.

Business Segments

AECOM is a Professional Services firm that delivers planning, design, engineering, consulting and construction management services to public- and private-sector clients worldwide in markets spanning transportation, buildings, water, governments, energy and the environment.

AECOM reports based on three segments: Americas, which consists of the Company’s business in the United States, Canada and Latin America; International, which consists of the Company’s business in Europe, the Middle East, Africa and the Asia-Pacific regions; and AECOM Capital.

In addition, the MS business, which was sold on January 31, 2020, and the at-risk, self-perform construction businesses that the Company intends to exit are reported as discontinued operations.

Americas

Revenue in the first quarter was $2.5 billion, a 4% decrease from the prior year, primarily due to the expected reduction in disaster recovery activity in the U.S. Virgin Islands.

Net service revenue2 was $906 million in the first quarter and increased by 2% on a constant-currency organic5 basis reflecting strong underlying performance across nearly every end-market.

Operating income was $146 million compared to $113 million in the year-ago period. On an adjusted basis1, operating income was $151 million compared to $128 million in the year-ago period. The adjusted operating margin on an NSR2 basis of 16.6% was a 220 basis point increase over the prior year, and reflects the benefits from the execution of strategic actions to enhance margins, solid execution against a near-record level of backlog and continued favorable trends across markets.

International

Revenue in the first quarter was $783 million, a decrease of 1% from the prior year.

Net service revenue2 was $634 million in the first quarter and was effectively unchanged from the prior year on a constant-currency organic5 basis. This performance included growth in the U.K. and Australia-New Zealand, which was offset by the expected decline in Hong Kong.

Operating income was $29 million compared to $15 million in the year-ago period. On an adjusted basis1, operating income was $30 million compared to $17 million in the year-ago period. The adjusted operating margin on an NSR2 basis increased by 210 basis points over the prior year to 4.7% due to improved profitability in the U.K. and steps taken to consolidate the Company’s geographic footprint through the planned exit of more than 30 countries, which is now more than 50% complete.

AECOM Capital (ACAP)

The ACAP segment invests in and develops real estate projects. Revenue in the first quarter was $0.5 million and operating loss was $1.2 million. The Company reiterated its expectation for approximately $10 million of AECOM Capital earnings in fiscal 2020.

Tax Rate

The effective tax rate was 31.3% in the first quarter. On an adjusted basis, the effective tax rate was 29.1%. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.9 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments. The adjusted tax rate was higher than expected due to non-deductible expenses associated with executive transitions.

2

Cash Flow

Operating cash flow for the first quarter was ($207) million and free cash flow6 was ($238) million. Excluding timing-related delays on collections in the Management Services business, cash flow improved from the prior year. The Company remains on track to achieve its annual free cash flow guidance of $100 million to $300 million for fiscal 2020.

Balance Sheet and Capital Allocation

As of December 31, 2019, AECOM had $887 million of total cash and cash equivalents, $3.6 billion of total debt, $2.7 billion of net debt inclusive of discontinued operations and $1.19 billion in unused capacity under its $1.35 billion revolving credit facility.

Restructuring Update

AECOM continues to make strong progress on its previously-announced restructuring actions that are expected to deliver substantial margin improvement, and the Company expects to incur the following in fiscal 2020:

•	Restructuring expenses of between $160 million and $190 million, which now include costs associated with recent executive transitions.
•	Total cash restructuring costs of between $185 million to $205 million, including capital expenditures associated with real estate restructuring of approximately $40 million.

As previously disclosed, the Company adopted the new lease accounting standard (ASC 842) in the fourth quarter of fiscal 2019, which resulted in an $88 million one-time, non-cash reduction to equity in the first quarter.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a complete reconciliation of Non-GAAP measures.

2 Revenue, net of subcontractor and other direct costs.

3 Organic growth is year-over-year at constant currency and reflects revenue associated with continuing operations. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

4 Excluding AECOM Capital.

5 On a constant-currency basis.

6 Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

7 Net debt-to-EBITDA, or net leverage, is comprised of EBITDA as defined in the Company’s credit agreement, which excludes stock-based compensation, and net debt as defined as total debt on the Company’s financial statements, net of total cash and cash equivalents.

8 Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

9 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance, the expected financial and operational results of AECOM, and expectations regarding AECOM's business or organization following the Management Services transaction. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

3

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Management Services transaction, including the risk that the expected benefits of the Management Services transaction or any contingent purchase price will not be realized within the expected time frame, in full or at all, or that any purchase price adjustments could be unfavorable or result in lower aggregate cash proceeds; the risk that costs of restructuring transactions and other costs incurred in connection with the Management Services transaction will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, organic revenue, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income and adjusted tax rate to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present constant currency information, such as organic revenue, to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations to aid investors in better understanding our international operational performance. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understating of our operational performance.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for adjusted EBITDA and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to the length, high variability, complexity and low visibility associated with the non-GAAP expectation projected against the multi-year forecast which could significantly impact the GAAP measure.

4

AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2018	December 31, 2019	% Change

Revenue	$3,356,338	$3,235,610	(3.6)%
Cost of revenue	3,232,942	3,069,810	(5.0)%
Gross profit	123,396	165,800	34.4%

Equity in earnings of joint ventures	6,632	9,928	49.7%
General and administrative expenses	(35,907)	(43,614)	21.5%
Restructuring costs	(63,295)	(44,925)	(29.0)%
Income from operations	30,826	87,189	182.8%

Other income	2,985	4,008	34.3%
Interest expense	(39,425)	(40,377)	2.4%
(Loss) income before income tax (benefit) expense	(5,614)	50,820	(1005.2)%

Income tax (benefit) expense	(42,535)	15,906	(137.4)%

Income from continuing operations	36,921	34,914	(5.4)%
Discontinued operations, net of tax	28,165	18,180	(35.5)%
Net income	65,086	53,094	(18.4)%

Net income attributable to noncontrolling interests
from continuing operations	(4,940)	(4,047)	(18.1)%
Net income attributable to noncontrolling interests from discontinued operations	(8,627)	(8,443)	(2.1)%
Net income attributable to noncontrolling interests	(13,567)	(12,490)	(7.9)%

Net income attributable to AECOM from continuing operations	31,981	30,867	(3.5)%
Net income attributable to AECOM from discontinued operations	19,538	9,737	(50.2)%
Net income attributable to AECOM	$51,519	$40,604	(21.2)%

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.20	$0.20	0.0%
Discontinued operations	0.12	0.06	(50.0)%
Basic earnings per share	$0.32	$0.26	(18.8)%

Diluted
Continuing operations	$0.20	$0.19	(5.0)%
Discontinued operations	0.12	0.06	(50.0)%
Diluted earnings per share	$0.32	$0.25	(21.9)%

Weighted average shares outstanding:
Basic	156,416	157,332	0.6%
Diluted	159,603	160,657	0.7%

AECOM

Balance Sheet and Cash Flow Information

(unaudited - in thousands)

	September 30, 2019	December 31, 2019
Balance Sheet Information:
Total cash and cash equivalents	$885,639	$725,436
Accounts receivable and contract assets, net	4,451,022	4,511,279
Working capital	1,072,891	1,005,475
Total debt, excluding unamortized debt issuance costs	3,352,464	3,503,915
Total assets	14,461,591	15,229,359
Total AECOM stockholders’ equity	3,690,576	3,673,002

5

AECOM

Reportable Segments

(unaudited - in thousands)

Reportable Segments:	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2019:
Revenue	$2,451,982	$783,095	$533	$—	$3,235,610
Cost of revenue	2,312,550	757,260	—	—	3,069,810
Gross profit	139,432	25,835	533	—	165,800
Equity in earnings of joint ventures	6,429	2,836	663	—	9,928
General and administrative expenses	—	—	(2,419)	(41,195)	(43,614)
Restructuring costs	—	—	—	(44,925)	(44,925)
Income (loss) from operations	$145,861	$28,671	$(1,223)	$(86,120)	$87,189

Gross profit as a % of revenue	5.7%	3.3%	—	—	5.1%

Contracted backlog	$13,949,059	$3,610,945	$—	$—	$17,560,004
Awarded backlog	17,248,843	843,248	—	—	18,092,091
Unconsolidated JV backlog	865,791	—	—	—	865,791
Total backlog	$32,063,693	$4,454,193	$—	$—	$36,517,886

Three Months Ended December 31, 2018:
Revenue	$2,560,401	$792,004	$3,933	$—	$3,356,338
Cost of revenue	2,453,180	779,762	—	—	3,232,942
Gross profit	107,221	12,242	3,933	—	123,396
Equity in earnings of joint ventures	6,264	2,853	(2,485)	—	6,632
General and administrative expenses	—	—	(1,727)	(34,180)	(35,907)
Restructuring costs	—	—	—	(63,295)	(63,295)
Income (loss) from operations	$113,485	$15,095	$(279)	$(97,475)	$30,826

Gross profit as a % of revenue	4.2%	1.5%	—	—	3.7%

Contracted backlog	$11,005,725	$3,589,901	$—	$—	$14,595,626
Awarded backlog	18,776,367	1,078,341	—	—	19,854,708
Unconsolidated JV backlog	1,460,594	—	—	—	1,460,594
Total backlog	$31,242,686	$4,668,242	$—	$—	$35,910,928

6

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Revenue, Net of Subcontractor Costs (NSR)

	Three Months Ended
	December 31, 2018	December 31, 2019
Americas
Revenue	$2,560.4	$2,452.0
Less: subcontractor and other direct costs	1,685.4	1,546.4
Revenue, net of subcontractor and other direct costs	$875.0	$905.6

International
Revenue	$792.0	$783.1
Less: subcontractor and other direct costs	155.0	149.5
Revenue, net of subcontractor and other direct costs	$637.0	$633.6

Consolidated
Revenue	$3,356.3	$3,235.6
Less: subcontractor and other direct costs	1,840.4	1,695.9
Revenue, net of subcontractor and other direct costs	$1,515.9	$1,539.7

Reconciliation of Total Debt to Net Debt

	Balances at
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2019
Short-term debt	$46.1	$47.9	$55.0
Current portion of long-term debt	95.3	50.5	56.6
Long-term debt, gross	3,739.8	3,254.0	3,392.3
Total debt, excluding unamortized debt issuance costs	3,881.2	3,352.4	3,503.9
Less: Total cash and cash equivalents	686.3	885.6	725.4
Net debt	$3,194.9	$2,466.8	$2,778.5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	Dec 31, 2018	Sep 30, 2019	Dec 31, 2019
Net cash (used in) provided by operating activities	$(200.4)	$793.7	$(206.9)
Capital expenditures, net	(21.9)	(14.3)	(31.1)
Free cash flow	$(222.3)	$779.4	$(238.0)

	Fiscal Years Ended Sep 30,
	2015	2016	2017	2018	2019
Net cash provided by operating activities	$764.4	$814.2	$696.7	$774.6	$777.6
Capital expenditures, net	(69.4)	(136.8)	(78.5)	(86.9)	(83.4)
Free cash flow	$695.0	$677.4	$618.2	$687.7	$694.2

7

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2019	Dec 31, 2019
Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$30.8	$131.6	$87.2
Noncore operating losses & transaction related expenses	9.4	(1.2)	5.6
Impairment of long-lived assets, including goodwill	-	24.9	-
Restructuring costs	63.3	16.2	44.9
Gain on disposal activities	-	(3.6)	-
Amortization of intangible assets	6.3	6.2	6.1
Adjusted income from operations	$109.8	$174.1	$143.8

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes
(Loss) income before income tax expense (benefit)	$(5.6)	$94.9	$50.8
Noncore operating losses & transaction related expenses	9.4	(1.2)	5.6
Impairment of long-lived assets, including goodwill	-	24.9	-
Restructuring costs	63.3	16.2	44.9
Gain on disposal activities	-	(3.6)	-
Amortization of intangible assets	6.3	6.2	6.1
Financing charges in interest expense	2.4	3.4	2.0
Adjusted income before income tax expense	$75.8	$140.8	$109.4

Reconciliation of Income Taxes to Adjusted Income Taxes
Income tax (benefit) expense	$(42.5)	$16.6	$15.9
Tax effect of the above adjustments*	22.4	9.6	15.2
Valuation allowances and other tax only items	33.6	3.6	(0.4)
Adjusted income tax expense	$13.5	$29.8	$30.7

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Noncontrolling Interest to Adjusted Noncontrolling Interests
Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(4.9)	$(6.8)	$(4.0)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(5.0)	$(7.0)	$(4.1)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM
Net income attributable to AECOM	$32.0	$71.5	$30.9
Noncore operating losses & transaction related expenses	9.4	(1.2)	5.6
Impairment of long-lived assets, including goodwill	-	24.9	-
Restructuring costs	63.3	16.2	44.9
Gain on disposal activities	-	(3.6)	-
Amortization of intangible assets	6.3	6.2	6.1
Financing charges in interest expense	2.4	3.4	2.0
Tax effect of the above adjustments*	(22.4)	(9.6)	(15.2)
Valuation allowances and other tax only items	(33.6)	(3.6)	0.4
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted net income attributable to AECOM	$57.3	$104.0	$74.6
* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income attributable to AECOM - per diluted share	$0.20	$0.45	$0.19
Per diluted share adjustments:
Noncore operating losses & transaction related expenses	0.05	(0.01)	0.03
Impairment of long-lived assets, including goodwill	-	0.15	-
Restructuring costs	0.40	0.10	0.28
Loss on disposal activities	-	(0.02)	-
Amortization of intangible assets	0.04	0.04	0.04
Financing charges in interest expense	0.02	0.02	0.01
Tax effect of the above adjustments*	(0.14)	(0.06)	(0.09)
Valuation allowances and other tax only items	(0.21)	(0.02)	-
Adjusted net income attributable to AECOM - per diluted shares	$0.36	$0.65	$0.46

Weighted average shares outstanding - diluted	159.6	160.9	160.7

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

8

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2018	Sep 30, 2019	Dec 31, 2019
Reconciliation of Net Income Attributable to AECOM to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations
Net income attributable to AECOM	$32.0	$71.5	$30.9
Income tax (benefit) expense	(42.5)	16.6	15.9
(Loss) income attributable to AECOM	(10.5)	88.1	46.8
Depreciation and amortization[1]	40.0	70.6	41.1
Interest income[2]	(2.2)	(3.0)	(3.4)
Interest expense[3]	39.4	40.2	40.3
Amortized bank fees included in interest expense	(2.4)	(3.4)	(2.0)
EBITDA	$64.3	$192.5	$122.8
Noncore operating losses & transaction related expenses	9.4	(1.2)	5.6
Impairment of long-lived assets, including goodwill	-	24.9	-
Restructuring costs	63.3	16.2	45.0
Gain on disposal activities	-	(3.6)	-
Depreciation expense included in noncore operating losses and acquisition and integration expenses above	-	(24.9)	-
Adjusted EBITDA	$137.0	$203.9	$173.4
Other income	(3.0)	(3.5)	(4.0)
Depreciation[1]	(31.4)	(36.3)	(33.1)
Interest income[2]	2.2	3.0	3.4
Noncontrolling interests in income of consolidated subsidiaries, net of tax	5.0	6.8	4.1
Amortization of intangible assets included in NCI, net of tax	-	0.2	-
Adjusted income from operations	$109.8	$174.1	$143.8

(1) Excludes depreciation from noncore operating losses, and acquisition and integration-related items.     (2) Included in other income.   (3) Excludes related amortization.

Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$113.5	$148.7	$145.9
Noncore operating losses & transaction related expenses	9.4	(0.9)	-
Impairment of long-lived assets	-	15.6	-
Amortization of intangible assets	4.8	-	4.7
Adjusted income from operations	$127.7	$163.4	$150.6

International Segment:
Income from operations	$15.1	$35.1	$28.7
Noncore operating losses & transaction related expenses	-	(0.3)	(0.1)
Impairment of long-lived assets	-	4.4	-
Gain on disposal activities	-	(3.6)	-
Amortization of intangible assets	1.5	1.4	1.4
Adjusted income from operations	$16.6	$37.0	$30.0

9